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                                                                    EXHIBIT 99.5


                               POPE & TALBOT, INC.

              SPECIAL NON-EMPLOYEE DIRECTOR STOCK RETAINER FEE PLAN


     I.   PURPOSE OF THE PLAN

          This Special Non-Employee Director Stock Retainer Fee Plan (the "Plan") is intended to promote the interests of Pope & Talbot, Inc., a Delaware corporation (the "Corporation"), by providing the non-employee members of the Corporation's Board of Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

     II.  ADMINISTRATION OF THE PLAN

          The terms and conditions of each option grant (including the timing and pricing of the option grant) shall be determined solely pursuant to the express terms and conditions of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

     III. STOCK SUBJECT TO THE PLAN

          A. Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock issuable under this Plan shall not exceed 300,000 shares, subject to adjustment from time to time in accordance with the provisions of this Article III.

          B. Should one or more outstanding options under the Plan expire or terminate for any reason prior to exercise in full, then the shares subject to the portion of each option not so exercised shall be available for subsequent option grant under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the net number of shares of Common Stock actually issued to the holder of such option, and not by the gross number of shares for which such option is exercised.

          C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then the Board shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and price per share in effect for each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board shall be final, binding and conclusive.




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     IV.  OPTION GRANTS

          Each non-employee Board member may elect to apply all or a portion, in twenty-five percent (25%) increments, of the annual retainer fee and any Chairman of the Board fees for the year to the acquisition of stock options under the Plan in lieu of payment of those fees in cash. Such election must be filed with the Corporation's Chief Financial Officer prior to the start of the calendar year for which the fees which are the subject of that election would otherwise be payable in cash. Each non-employee Board member who files such a timely election shall automatically be granted four (4) separate stock options under this Plan during the calendar year for which such election is in effect. The grants shall be made on the first business day in January, April, July and October of that year. However, no option grants shall be made to any non-employee Board member following his or her cessation of Board service.

     V.   OPTION GRANTS

          Each quarterly stock option grant shall be a Non-Statutory Option governed by the terms and conditions specified below.

          A. Exercise Price. The exercise price per share shall be equal to the Fair Market Value per share of Common Stock on the grant date.

          B. Number of Option Shares. The number of shares of Common Stock subject to the option shall be determined by dividing (i) one-fourth of the fees for the year applied to the program by (ii) the Black-Scholes formula value of the option, as determined by the Corporation's independent financial advisors.

          C. Option Term. Each option shall have a maximum term of ten (10) years measured from the grant date.

          D. Exercisability. Each option grant shall be immediately exercisable for any or all of the option shares as fully vested shares. However, any options granted prior to the 1999 Annual Stockholders Meeting shall be subject to stockholder approval of this Plan at such Annual Meeting and shall not become exercisable unless and until such stockholder approval is obtained.

          E. Limited Transferability of Options. During the lifetime of the Optionee the option may, in connection with the Optionee's estate plan, be assigned in whole or in part to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate. Should the Optionee die while holding the option, then that option shall be transferred in accordance with the Optionee's will or the laws of descent and distribution.



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          F. Effect of Termination of Board Service.

               1. Should the Optionee cease for any reason to serve as a Board member while holding one or more option grants under the Plan, then such individual shall have a three (3)-year period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares at the time subject to that option. In no event shall any option grant remain exercisable after the expiration date of the ten (10)-year option term.

               2. Should the Optionee die while holding one or more option grants under the Plan, then each such grant may subsequently be exercised, for any or all of the option shares at the time subject to that option, by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the earlier of (i) the expiration of the three (3)-year period measured from the date of the Optionee's cessation of Board service or
(ii) the expiration of the ten (10) year option term.

          G. Corporate Transaction. Each outstanding option shall terminate at the time of a Corporate Transaction, except to the extent that option is assumed by the successor entity or its parent company. Each option which is so assumed shall, immediately after the Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to the option holder in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option exercise price payable per share, provided the aggregate option exercise price shall remain the same.

          H. Stockholder Rights. The holder of an option grant shall have no stockholder rights with respect to any shares subject to such option until such individual shall have exercised the option, paid the exercise price for the purchased shares and become a holder of record of the shares.

          I. Remaining Terms. The remaining terms and conditions of each option grant shall be as set forth in the form of Stock Option Agreement attached as Exhibit A.

     VI.  AMENDMENT OF THE PLAN AND AWARDS

          The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the affected Optionees consent to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.




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     VII. EFFECTIVE DATE AND TERM OF PLAN

          A. The Plan shall be implemented effective January 4, 1999, subject to stockholder approval of the Plan at the 1999 Annual Stockholders Meeting. If such stockholder approval is not obtained, then the Plan shall terminate, all options previously granted hereunder shall terminate and cease to be outstanding, and no further option grants shall be made under the Plan.

          B. If the Plan is approved by the stockholders at the 1999 Annual Meeting, then the Plan shall remain in effect until the earlier of (i) December 31, 2008 or (ii) the date on which all shares available for issuance under this Plan shall have been issued pursuant to the exercise of outstanding options. If the date of plan termination is determined under clause (i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing those grants.

     VIII. USE OF PROCEEDS

          Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes

     IX.  REGULATORY APPROVALS

          A. The implementation of the Plan, the granting of any option under the Plan and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

          B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

     X.   NO IMPAIRMENT OF RIGHTS

          Neither the action of the Corporation in establishing the Plan nor any provision of the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

     XI.  MISCELLANEOUS PROVISIONS

          A. The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee.



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          B.   The provisions of the Plan relating to the exercise of the outstanding options shall be governed by the laws of the State of Oregon, as such laws are applied to contracts entered into and performed in such State.

          C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.





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                                    APPENDIX

          For purposes of the Plan, the following definitions shall be in effect:

          A.   BOARD: the Corporation's Board of Directors.

          B.   CODE: the Internal Revenue Code of 1986, as amended.

          C.   COMMON STOCK: shares of the Corporation's common stock.

          D. CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:

               (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation, or

               (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

          E. EFFECTIVE DATE: the January 4, 1999 date on which the first stock option grants shall be made under the Plan, subject to stockholder approval at the 1999 Annual Meeting.

          F. FAIR MARKET VALUE: the Fair Market Value per share of Common Stock determined in accordance with the following provisions:

               (i) If the Common Stock is at the time listed or admitted to trading on the New York Stock Exchange or on any other national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question, as officially quoted on the composite tape of transactions on the exchange serving as the primary market for the Common Stock. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the grant date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

          G.   1934 ACT: the Securities Exchange Act of 1934, as amended.



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          H.   OPTIONEE: any person to whom an option is granted under the Plan.








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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT